Exhibit 1
JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on Schedule 13G, dated February 15, 2010, with respect to the shares of OncoGenex Pharmaceuticals, Inc.’s Common Stock, par value $0.001 per share, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 15th day of February, 2010.

BOXER CAPITAL, LLC
By:	/s/ Aaron Davis
	Name:	Aaron Davis
	Title:	Authorized Signatory

BOXER ASSET MANAGEMENT INC.
By:	/s/ Jefferson R. Voss
	Name:	Jefferson R. Voss
	Title:	Director

AARON DAVIS
By:	/s/ Aaron Davis
Aaron Davis, Individually

NEIL REISMAN
By:	/s/ Neil Reisman
Neil Reisman, Individually

IVAN LIEBERBURG
By:	/s/ Ivan Lieberburg
Ivan Lieberburg, Individually

CHRISTOPHER FUGLESANG
By:	/s/ Christopher Fuglesang
Christopher Fuglesang, Individually

JOSEPH LEWIS
By:	/s/ Joseph Lewis
Joseph Lewis, Individually